EXHIBIT 99.1

Intelligent Systems Announces Delay of Annual Meeting of Shareholders

NORCROSS, Ga., April 15, 2020 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation [NYSE American: INS] announced today that, in light of public health concerns regarding the COVID-19 outbreak, the annual meeting of shareholders, originally scheduled to be held May 21, 2020 has been delayed. The company plans to hold the meeting at 4355 Shackleford Rd, Norcross, GA 30093, on August 6, 2020 at 4pm local time.

The meeting date of August 6, 2020 was chosen to maximize the possibility that shareholders would be able to meet in person and to avoid any conflicts with our second quarter earnings release. Proxy materials and notice of the meeting will be distributed to shareholders of record prior to the meeting.

About Intelligent Systems Corporation
For over thirty-five years, Intelligent Systems Corporation [NYSE American: INS] has identified, created, operated and grown technology companies. The company’s principal operations are CoreCard Software, Inc. (www.corecard.com) and its affiliate companies. CoreCard provides prepaid and credit card processing services using its proprietary software solutions that it also licenses to others. CoreCard has designed and developed a comprehensive suite of software solutions that corporations, financial institutions, retailers and processors use to manage credit and debit cards, prepaid cards, private label cards, fleet cards, loyalty programs, and accounts receivable and small loan transactions. CoreCard's flexible and proven processing platform is being utilized in many countries in addition to the United States including Australia, Canada, China, the United Arab Emirates, France, Italy, Mexico, New Zealand, Singapore, South Africa and the United Kingdom. Further information is available on the company’s website at www.intelsys.com or by calling the company at 770-381-2900.

Contact:
Intelligent Systems Corporation
Matthew A. White, Chief Financial Officer
770-564-5504
matt@intelsys.com